Exhibit 23.6

CONSENT OF Cawley, Gillespie & Associates, Inc.

We acknowledge that the results of our independent reserve estimates for Carbon Natural Gas Company (the “Company”) and Carbon Appalachian Company, LLC (“Carbon Appalachia”), with an effective date of December 31, 2017 and a preparation date of January 26, 2018, and for Carbon California Company, LLC (“Carbon California”), with an effective date of January 1, 2018 and a preparation date of January 30, 2018, are reported in this Registration Statement on Form S-1 (the “Registration Statement”). We hereby consent to the references to our firm in this Registration Statement and all appendices, exhibits and attachments thereto (including the related prospectus) filed by the Company, and to the use of information form, and the inclusion of, our reports of the Company’s, Carbon Appalachia’s and Carbon California’s reserves and reserves present value for the Company, Carbon Appalachia and Carbon California. We further consent to all reference to our firm in the prospectus included in such Registration Statement, including under the heading “Experts”.

/s/ Cawley, Gillespie & Associates, Inc.
J. Zane Meekins, P. Eng.
Executive Vice President
Cawley, Gillespie & Associates, Inc.

May 25, 2018